Exhbit 99.1

Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	Christopher G. Hagerty	EVP & CFO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES RECORD THIRD
QUARTER EARNINGS OF $0.23 PER SHARE ON NET INCOME OF $5.4 MILLION

- Record Loan Originations and Loan Growth While Margins Expand
and Efficiency Ratio Declines Below 28% -

Irvine, CA – October 27, 2003 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), the holding company for Commercial Capital Bank (the “Bank”), Commercial Capital Mortgage, Inc. (“CCM”), ComCap Financial Services, Inc. (“ComCap”), and Commercial Capital Asset Management, Inc. (“CCAM”), announced today record net income of $5.4 million, or $0.23 per diluted share, for the third quarter ended September 30, 2003, an increase of 104% and 28%, respectively, from $2.6 million and $0.18 per diluted share, for the third quarter of 2002.(1) The Company’s net income for the nine-month period ended September 30, 2003 was $14.3 million, or $0.62 per diluted share, an increase of 120% and 38%, respectively, from $6.5 million and $0.45 per diluted share, for the nine-month period ended September 30, 2002.(1) CCBI’s return on average equity (“ROAE”) and return on average assets (“ROAA”) for the third quarter of 2003 were 23.84% and 1.58%, respectively, compared to 29.19% and 1.45% for the third quarter of 2002. CCBI’s ROAE and ROAA for the nine-month period ended September 30, 2003 was 21.88% and 1.58%, respectively, compared to 27.08% and 1.46%, for the nine-month period ended September 30, 2002. During the three and nine-month periods ended September 30, 2003, the market value of the Company’s shares rose 51% and 164%, respectively, which resulted in a greater dilutive effect on the Company’s earnings per share calculation in accordance with the treasury stock method of accounting for stock options per SFAS No. 128.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “The quarter began to show the true strength and agility of the Company, despite the overall increase in actual interest rates and the increased volatility experienced during the quarter. The quarter’s results reflect record levels of loan originations, and a record increase in loans held for investment. Net interest margin and spread expanded as we transitioned over $130 million of lower yielding mortgage-backed securities into the Company’s higher yielding, adjustable-rate multi-family and commercial real estate loans, while we continued to lower our cost of funds and extend the duration of our liabilities, well positioning the Company for potentially higher interest rates. We enter the fourth quarter with continued excellent asset quality, increased capital ratios, a record loan origination pipeline and anticipating significant growth beginning early in the fourth quarter.”

($ in 000’s, except per share data)	Q3 2003	Q2 2003	Q3 2002	Year to Date 9/30/2003	Year to Date 9/30/2002
Net income	$5,357	$4,675	$2,624	$14,271	$6,501
Basic EPS(1)	0.24	0.21	0.20	0.65	0.48
Diluted EPS(1)	0.23	0.20	0.18	0.62	0.45
Net interest income	10,808	9,999	5,633	28,871	14,648
Net interest margin	3.32%	3.29%	3.26%	3.33%	3.43%
Total revenues	$18,546	$19,332	$13,226	$54,484	$32,161
ROAA	1.58%	1.48%	1.45%	1.58%	1.46%
ROAE	23.84	21.08	29.19	21.88	27.08
ROAE - Tangible	27.89	24.70	45.77	25.74	45.65
Efficiency ratio	27.55	29.18	35.32	28.91	35.15
Loan originations	$331,384	$207,128	$189,290	$805,463	$560,487

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Some of the Company’s third quarter 2003 highlights and achievements include:

•	The Company’s total loan originations increased 60% to a record $331.4 million from $207.1 million for the second quarter of 2003, and increased 75% from $189.3 million for the third quarter of 2002. Net of $88.0 million of fixed-rate loans that were funded through its recently announced strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels, the Company’s core loan originations, comprised of adjustable-rate loans, increased 33% to $243.4 million from $183.7 million for the second quarter of 2003, and increased 43% from $170.4 million for the third quarter of 2002.

•	The Company’s loans held for investment increased a record $160.1 million, or 23%, to $857.1 million at September 30, 2003, from $697.0 million at June 30, 2003, and increased $450.6 million, or 111%, from $406.5 million, at September 30, 2002. The Company retained a record 91% of its core loan originations during the third quarter of 2003, compared to 86% during the second quarter of 2003 and 51% of its core loan originations during the third quarter of 2002. The Company’s ability to retain a significantly larger portion of its originations is a result of the previously announced April 1, 2003 realignment of the Company’s lending operations (hereinafter referred to as the “Realignment”). Total loans held for investment grew at an annualized growth rate of 92% during the third quarter of 2003.

•	The Company’s core loan originations pipeline was a record $270 million at the end of the third quarter of 2003, compared to $182 million at the end of the second quarter of 2003.

•	The Company’s balance sheet management strategies during the quarter included a $132.2 million reduction in the front-loaded, lower yielding mortgage-backed securities portfolio, which was transitioned into the Company’s higher yielding multi-family and commercial real estate loans. The beneficial impact of this transition on interest income will be seen beginning in the fourth quarter of 2003 as the majority of the reduction in securities occurred early in the third quarter, while the funding of the loans occurred throughout the quarter, resulting in average total assets of $1.36 billion for the third quarter of 2003, compared to ending total assets of $1.45 billion and $1.41 billion at September 30, 2003, and June 30, 2003, respectively. At September 30, 2003, total securities were 31% of total assets compared to 41% at June 30, 2003.

•	The Company’s total deposits increased 7% to $566.4 million at September 30, 2003, from $529.6 million at June 30, 2003, and 73% from $328.1 million at September 30, 2002. Transaction accounts increased 11% to $324.6 million at September 30, 2003, from $292.0 million at June 30, 2003, and 100% from $162.1 million at September 30, 2002. At September 30, 2003, transaction accounts represented 57% of total deposits, of which business deposits accounted for 18% of total transaction accounts. Total deposits grew at an annualized growth rate of 28% during the third quarter of 2003.

•	The Company’s net interest income increased 8% to $10.8 million for the third quarter of 2003 from $10.0 million for the second quarter of 2003, and 92% from $5.6 million for the third quarter of 2002, as interest income earned on real estate loans increased 11% to $11.3 million for the third quarter of 2003 from $10.2 million for the second quarter of 2003. Interest income from real estate loans grew at an annualized rate of 45% during the third quarter of 2003.

•	The Company’s net interest margin expanded by three basis points to 3.32% during the third quarter of 2003 from 3.29% during the second quarter of 2003, and by six basis points from 3.26% during the third quarter of 2002. This margin expansion occurred despite the overall increase in market interest rates and the increased volatility experienced during the third quarter of 2003.

•	The Company’s efficiency ratio declined for the fourth consecutive quarter to 27.55% for the third quarter of 2003, from 29.18% for the second quarter of 2003, and 35.32% for the third quarter of 2002. The Company defines its efficiency ratio as general and administrative expenses as a percentage of net interest income and noninterest income. General and administrative expenses as a percentage of average assets declined to 1.00% for the third quarter of 2003 from 1.21% for the second quarter of 2003, and 1.59% for the third quarter of 2002.

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•	The Company determined that a provision for loan losses was not required for the third quarter of 2003 based on the comprehensive asset quality review completed during the third quarter of 2003. At September 30, 2003, nonperforming assets represented 0.01% of total assets, while the allowance for loan losses totaled 2250% of nonperforming assets, and the Company continued to exhibit excellent asset quality having no nonperforming multi-family and commercial real estate loans, which account for 98% of the Company’s loans held for investment.

•	The Company’s net income increased 15% to $5.4 million for the third quarter of 2003, from $4.7 million for the second quarter of 2003, and 104% from $2.6 million for the third quarter of 2002. Net income grew at an annualized growth rate of 58% during the third quarter of 2003. The Company’s ROAE increased to 23.84% for the third quarter of 2003, from 21.08% for the second quarter of 2003. The Company’s ROAA increased to 1.58% for the third quarter of 2003, from 1.48% for the second quarter of 2003. The Company grew tangible equity at an annualized rate of 24% during the third quarter of 2003.

•	In September 2003, the Company issued an additional $7.5 million of trust preferred securities with an interest rate of three month LIBOR plus 290 basis points. The proceeds from this issuance were contributed to the Company’s banking subsidiary, Commercial Capital Bank, to support further growth. The Bank’s Tier 1 core capital ratio increased to 8.28% with Tier 1 core capital of $116.8 million for the third quarter of 2003, from 8.06% and $102.2 million, respectively, for the second quarter of 2003, well positioning the Bank for anticipated significant growth as the Company enters the fourth quarter of 2003.

•	In September 2003, the Bank opened a banking office in La Jolla, California. The new banking office will serve the Company’s existing concentration of franchise relationships in San Diego County, the third most populous county in California, behind Los Angeles and Orange counties. The Company has an established market presence in San Diego County, having already originated and funded over $215 million of multi-family and commercial real estate loans and gathered approximately $23 million in deposits at September 30, 2003.

•	Commercial Capital Bank was the fastest growing bank in California for the 36-month period ended June 30, 2003, according to data available from the FDIC website www.fdic.gov. Additionally, the Company was the fourth largest originator of multi-family loans in California for the 12-month period ended June 30, 2003, according to information available from Dataquick Information Systems.

•	The Company completed a three-for-two stock split on September 29, 2003.

NET INTEREST INCOME

The Company’s net interest income increased 92% and 97% to $10.8 million and $28.9 million for the three and nine-month periods ended September 30, 2003, respectively, from $5.6 million and $14.6 million for the three and nine-month periods ended September 30, 2002, respectively. The Company’s net interest margin was 3.32% and 3.33% for the three and nine-month periods ended September 30, 2003, respectively, compared to 3.26% and 3.43% for the three and nine-month periods ended September 30, 2002, respectively. The Company’s interest rate spread was 3.26% and 3.22% for the three and nine-month periods ended September 30, 2003, respectively, compared to 3.22% and 3.32% for the three and nine-month periods ended September 30, 2002, respectively.

The Company’s yield on interest-earning assets decreased to 5.24% and 5.39% for the three and nine-month periods ended September 30, 2003, respectively, compared to 6.21% and 6.35% for the three and nine-month periods ended September 30, 2002, respectively. The Company’s cost of interest-bearing liabilities decreased to 1.98% and 2.17% for the three and nine-month periods ended September 30, 2003, respectively, compared to 2.99% and 3.03% for the three and nine-month periods ended September 30, 2002, respectively. The Company’s cost of funds, which includes the effect of noninterest-bearing deposits, decreased to 1.97% and 2.15% for the three and nine-month periods ended September 30, 2003, respectively, compared to 2.96% and 3.00% for the three and nine-month periods ended September 30, 2002.

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During the third quarter of 2003, the Company’s yield on interest-earning assets declined 12 basis points, while the rate on interest-bearing liabilities declined 21 basis points. The expansion of the Company’s net interest spread and margin during the third quarter of 2003 reflects the ongoing reduction in the Company’s cost of interest-bearing liabilities, primarily due to a large amount of transaction deposits that can be repriced instantaneously and the impact of prepaying high-costing fixed-rate FHLB advances and replacing them with lower-costing, longer duration FHLB advances. The improvement in net interest income metrics also reflects the earlier indicated transition of the proceeds from sales of and cash flows received from the front-loaded growth in lower yielding mortgage-backed securities into the Company’s higher yielding multi-family and commercial real estate loans, which increased $159.9 million during the third quarter of 2003. Mortgage-backed securities represented approximately 31% of total assets at September 30, 2003, compared to 41% and 32% at June 30, 2003 and September 30, 2002, respectively.

During the third quarter of 2003, the Company continued to take proactive steps in managing its net interest margin through the lowering of the cost and extending the duration of its interest-bearing liabilities. The Company accomplished this by utilizing gains on sales of securities to offset penalties incurred through the early extinguishment of higher costing fixed-rate advances from the FHLB and replacing them with lower costing, longer duration, fixed-rate advances. In early July, the Company prepaid an additional $12.2 million of fixed-rate FHLB advances with a weighted average cost of 4.31% and replaced them with longer duration, fixed-rate FHLB advances with a weighted average cost of 1.75%. The Company also changed the composition of its borrowings by paying off $68.8 million of short duration repurchase agreements and replacing this funding source with longer duration FHLB advances and deposits. The Company cut the rate of interest paid on its money market accounts in mid-July, early August, and early September, for a cumulative reduction of 15 basis points on balances of $50,000 or more, the full impact of which will be realized beginning in the fourth quarter of 2003. The Company had an average balance of money market deposits of $296.6 million during the third quarter of 2003. Money market deposits totaled $312.5 million at September 30, 2003, an increase of 12% and 105% from $278.5 million and $152.3 million, at June 30, 2003 and September 30, 2002, respectively.

NONINTEREST INCOME

Noninterest income decreased 41% to $1.5 million for the three-month period ended September 30, 2003, compared to $2.5 million for the three-month period ended September 30, 2002. Noninterest income increased 55% to $7.7 million for the nine-month period ended September 30, 2003, compared to $5.0 million for the nine-month period ended September 30, 2002. The Company’s noninterest income included gains on sales of securities of $395,000, and $3.6 million for the three and nine-month periods ended September 30, 2003, respectively, compared to $574,000 and $630,000 for the three and nine-month periods ended September 30, 2002. The $395,000 gain on sale of securities during the third quarter of 2003 offset the $320,000 prepayment penalty incurred from the early extinguishment of debt, during the same period.

The Company’s noninterest income for the three-month period ended September 30, 2003 also included $198,000 of cash gains on sales of loans, $244,000 in net mortgage banking fees, and $649,000 in other income including miscellaneous banking, trust, securities brokerage and bank-owned life insurance income. The gain on sales of loans represents cash gains received on sales to third parties. The reduction in gain on sales of loans, despite the increase in originations for the three-month period ended September 30, 2003, compared to the same period of 2002, is a result of the Realignment, which enables the Company to now retain a greater percentage of its loan originations, which enhances recurring net interest income rather than “one-time” noninterest income.

The Company’s noninterest income as a percentage of total revenues, defined as total interest income and noninterest income, was 8% for the third quarter of 2003, compared to 16% for the second quarter of 2003, and 19% for the third quarter of 2002. As the Company continues to benefit from retaining a significantly increased percentage of its originations as loans held for investment, the ratio of noninterest income to total revenue continues to decline as a result of interest income becoming a significantly larger component of the Company’s revenues and the decrease in revenue from the gain on sale of loans and securities.

NONINTEREST EXPENSES

The Company’s efficiency ratio declined for the fourth consecutive quarter to 27.55% and 28.91% for the three and nine-month periods ended September 30, 2003, respectively, compared to 35.32% and 35.15% for the three and nine-month periods ended September 30, 2002, respectively. General and administrative expenses declined to 1.00% and 1.17% of total average assets for the three and nine-month periods ended September 30, 2003, respectively, compared to 1.59% and 1.55% for the three and nine-month periods ended September 30, 2002, respectively.

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The Company’s general and administrative expenses totaled $3.4 million and $10.6 million for the three and nine-month periods ended September 30, 2003, respectively, compared to $2.9 million and $6.9 million for the three and nine-month periods ended September 30, 2002, respectively. The increase during the three-month period ended September 30, 2003 compared to the three-month period ended September 30, 2002 is primarily due to higher personnel and occupancy costs related to the growth of the Company. During the three and nine-month periods ended September 30, 2003, the Company recorded $320,000 and $1.2 million, respectively, in costs associated with the early extinguishment of fixed-rate FHLB advances, compared to $508,000 for both the three and nine-month periods ended September 30, 2002. The $320,000 prepayment penalty incurred from the early extinguishment of debt during the third quarter of 2003 was offset by the $395,000 gain on sale of securities during the same period.

INCOME TAXES

The Company’s effective tax rate declined to 37.61% and 39.26% for the three and nine-month periods ended September 30, 2003, respectively, compared to 39.26% and 40.80% for the three and nine-month periods ended September 30, 2002, respectively. The decline in the Company’s effective tax rate includes the realization of tax benefits from certain multi-family and commercial real estate loans located in California Enterprise Zones, as well as the recognition of affordable housing tax credits.

BALANCE SHEET AND CAPITAL

The Company had total consolidated assets of $1.45 billion at September 30, 2003, an increase of 3% and 93% from $1.41 billion and $753.0 million at June 30, 2003 and September 30, 2002, respectively. The Company experienced a record increase in loans held for investment during the third quarter of 2003 due to the Realignment, as the Company retained 91% of its core loan originations. Additionally, the Company’s securities portfolio totaled $449.0 million, a decrease of 23% and an increase of 88% from $581.2 million and $238.3 million at June 30, 2003 and September 30, 2002, respectively. The decline in securities during the third quarter of 2003 reflects the strategic transition of the front loaded growth in lower yielding mortgage-backed securities into the Company’s higher yielding multi-family and commercial real estate loans. This transition of balance sheet geography during the third quarter of 2003 resulted in lower balance sheet growth than experienced in prior quarters. The effects of this transition is also reflected in the Company’s average assets of $1.36 billion for the third quarter of 2003, compared to ending total assets at September 30, 2003 and June 30, 2003 of $1.45 billion and $1.41 billion, respectively, since the majority of the reduction in securities occurred early in the third quarter, while the funding of the loans occurred throughout the quarter. The Company anticipates significant continued balance sheet growth as it enters the fourth quarter of 2003 as indicated by the Company’s $270 million core loan origination pipeline at October 1, 2003. The Company intends to continue to retain the vast majority of its multi-family and commercial real estate loan originations, while maintaining approximately the same percentage mix of loans held for investment and investment securities that existed at September 30, 2003.

The Company’s deposits totaled $566.4 million at September 30, 2003, an increase of 7% and 73% from $529.6 million and $328.1 million at June 30, 2003 and September 30, 2002, respectively. The increase in deposits from September 30, 2002 is primarily attributable to the growth of the Bank’s money market accounts and time deposits. The Company continued to successfully mature the composition of its deposit base as the focus on attracting money market deposits resulted in transaction accounts now accounting for more than 57% of total deposits at September 30, 2003 versus 49% at September 30, 2002. Of the Company’s money market deposits at September 30, 2003, the majority was from Orange, Los Angeles, Riverside and San Diego counties, with business deposits accounting for $51.6 million or 17% of the total. The Company continues to focus on attracting money market deposits and other transaction accounts, which increased $32.5 million to $324.6 million, or 11% during the quarter. The Company’s time deposits totaled $241.9 million at September 30, 2003, an increase of 2% and 46% from $237.6 million and $165.9 million at June 30, 2003 and September 30, 2002, respectively.

Borrowings totaled $755.6 million, a decrease of 1% and an increase of 98% from $765.5 million and $380.9 million at June 30, 2003 and September 30, 2002, respectively. FHLB advances totaled $686.6 million, an increase of 13% and 222% from $606.7 million and $213.4 million at June 30, 2003 and September 30, 2002, respectively. During the quarter, the Company utilized the opportunity presented by the current interest rate environment to lower the cost and extend the duration of its liabilities at extraordinarily low rates, in anticipation that rates may rise at some point in the future. In September 2003, the Company issued an additional $7.5 million of trust preferred securities with an interest rate of three month LIBOR plus 290 basis points. The initial interest rate was established at 4.04%. The proceeds from this issuance were contributed to the Bank, to support further growth. All repurchase agreements were paid off to a zero balance at September 30, 2003, from $68.8 million and $99.4 million at June 30, 2003 and September 30, 2002, respectively, as the Company chose to further extend the duration of its borrowings in light of increased volatility and in anticipation of potentially higher interest rates at some point in the future. The Company’s loans held for sale continue to be funded by a warehouse line of credit.

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Stockholders’ equity totaled $96.1 million, an increase of 5% and 153% from $91.3 million and $38.0 million at June 30, 2003, and September 30, 2002, respectively. The Company’s ratios of equity to assets and tangible equity to assets increased during the third quarter of 2003 to 6.63% and 5.73%, respectively, compared to 6.47% and 5.55% at June 30, 2003. The increase in capital ratios is primarily a result of the Company’s retained earnings generated during the quarter, as well as the quarter’s strategic balance sheet transition, which resulted in relatively flat balance sheet growth. The Company’s tangible equity grew at an annualized growth rate of 24% during the third quarter of 2003.

In addition, the capital ratios of the Bank continued to exceed federal regulatory requirements for classification as a “well-capitalized” institution, the highest regulatory standard, with an estimated Tier 1 core capital ratio of 8.28% and Tier 1 core capital of $116.8 million at September 30, 2003, compared to 8.06% and Tier 1 core capital of $102.2 million at June 30, 2003. The increase in the Bank’s Tier 1 core capital ratio from the prior period is a result of the Bank’s earnings and the contribution of capital from its parent, primarily from the issuance of trust preferred securities and retained earnings at CCM.

LOAN ORIGINATIONS

The Company’s consolidated loan originations during the third quarter of 2003 totaled a record $331.4 million, primarily consisting of multi-family and commercial real estate loans, an increase of 60% and 75% from $207.1 million and $189.3 million for the second quarter of 2003 and third quarter of 2002, respectively. Core loan originations, which are net of loans that were funded through the recently announced strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels, were $243.4 million during the third quarter of 2003, an increase of 33% and 43% from $183.7 million and $170.4 million, for the second quarter of 2003 and third quarter of 2002, respectively. The Company’s consolidated loan originations increased 44% to a record $805.5 million during the nine-month period ended September 30, 2003, from $560.5 million for the nine-month period ended September 30, 2002. The Company’s core loan origination pipeline increased 48% to a record $270 million entering the fourth quarter of 2003, from $182 million entering the third quarter of 2003. It is the Company’s belief that its loan origination volumes are driven more by the continued maturation of its franchise and less a result of the interest rate environment. The Company has originated, from its inception through September 30, 2003, approximately $2.8 billion in loans.

The Realignment resulted in the Bank becoming the originator of most of the Company’s loans, and enabled the Bank to hold a significantly increased percentage of the Company’s loan originations. The Company retained for investment a record $221.8 million or 91% of its core originations for the third quarter ended September 30, 2003, compared to $157.8 million or 86% for the second quarter ended June 30, 2003, and $87.1 million or 51% for the third quarter of 2002. CCM continues to actively maintain and utilize its independent, third-party provided, warehouse line of credit to fund and sell those loans which the Bank elects to assign to CCM for reasons which may include the Bank’s loans to one borrower limits, capital constraints, geographic concentrations or for other reasons as determined by management.

PORTFOLIO ASSET QUALITY

The Company’s average loan size for the multi-family and commercial real estate loans held for investment portfolios at September 30, 2003 was $1.3 million and $1.2 million, respectively. At September 30, 2003, the Company’s multi-family real estate loans held for investment, at origination, had a weighted average loan to value ratio of 68.5%, and a weighted average debt coverage ratio of 1.29, and commercial real estate loans, at origination, had a weighted average loan to value ratio of 65.2%, and a weighted average debt coverage ratio of 1.40. The Company had one nonaccrual loan, a commercial business line of credit, with a $175,000 outstanding balance as of September 30, 2003, which is the only nonperforming asset at that date. The loan is currently performing in accordance with its restructuring agreement and its outstanding balance has declined from $205,000 and $225,000 at June 30, 2003 and March 31, 2003, respectively. Nonperforming assets represented 0.01% of total assets at September 30, 2003. The Company had no nonperforming or nonaccrual loans at September 30, 2002. The Company experienced a charge-off during the quarter ended September 30, 2003, a business line of credit totaling $64,000.

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The Company completed its comprehensive asset quality review during the third quarter of 2003 based on its enhanced asset classification process and used this current information to calculate the allowance for loan losses based on, among other qualitative and quantitative factors, updated industry and peer comparison data. This comprehensive review indicated that a provision for loan losses for the third quarter of 2003 was not required and that the allowance for loan losses is adequate to cover potential losses inherent in the loan portfolio. Future additions to the allowance for loan losses may be required as a result of the factors described below.

Management establishes the allowance for loan losses commencing with the credit quality and historical performance of the Company’s multi-family and commercial real estate loan portfolio, which accounts for 98% of the loan portfolio and has not resulted in any delinquencies more than one payment past due, non-performing loans, adverse classifications or losses. The Company’s overall asset quality remained sound, as supported by its internal risk rating process. The multi-family and commercial real estate loan portfolio is more seasoned and continues to be subjected to a comprehensive asset quality review and asset classification process. Management establishes the allowance for loan losses based on the analysis of the overall asset quality of the loan portfolio, qualitative environmental risk factors and peer analysis.

The allowance for loan losses is derived by analyzing the historical loss experience and asset quality within each loan portfolio segment, along with assessing qualitative environmental factors, and correlating it with the delinquency and classification status for each portfolio segment. Management utilizes a loan grading system with five classification categories, including assets classified as Pass, based upon credit risk characteristics and categorizes each loan asset by risk grade allowing for a more consistent review of similar loan assets. Management has also evaluated the loss exposure of classified loans, which are also reviewed individually based on the evaluation of the cash flow, collateral, other sources of repayment, guarantors and any other relevant factors to determine the inherent loss potential in the credit.

Management considers the following qualitative environmental factors in determining the allocated loss factors when analyzing the allowance for loan losses: the levels of and trends in past due, non-accrual and impaired loans; levels of and trends in charge-offs and recoveries; the trend in volume and terms of loans; the effects of changes in credit concentrations; the effects of changes in risk selection and underwriting standards, and other changes in lending policies, procedures and practices; the experience, ability and depth of management and other relevant staff; national and local economic trends and conditions; and industry conditions.

The overall adequacy of the allowance for loan losses is reviewed by the Bank’s Internal Asset Review Committee on a quarterly basis and submitted to the Board of Directors for approval. The Internal Asset Review Committee’s responsibilities consist of risk management, as well as problem loan management, which include ensuring proper risk grading of all loans and analysis of specific allocations for all classified loans.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At September 30, 2003, CCBI had total assets of $1.45 billion, was the 4th largest multi-family lender in California during the 12 months ended June 30, 2003 (source: Dataquick Information Systems) and has originated approximately $2.8 billion in multi-family and commercial real estate loans through September 30, 2003. Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended June 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA. Commercial Capital Mortgage, Inc., the Company’s mortgage banking subsidiary, funds and sells those loans which the Bank elects to assign to CCM. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions. Commercial Capital Asset Management, Inc., the Company’s asset management subsidiary, provides asset management services to alternative investment funds, made available to accredited investors.

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CONFERENCE CALL AND WEBCAST INFORMATION

Analysts and investors may listen to a discussion of the third quarter of 2003 performance and participate in the question/answer session either by dialing the phone number listed below, or through viewing a live video webcast of the discussion accessed through a link on the home page of the Company’s website at www.commercialcapital.com. The multimedia webcast enables participants to listen to the discussion and simultaneously view the video broadcast, tables, charts, an outline of the performance highlights, and submit questions for live response from the hosts. Either Real Media or Windows Media player is required for viewing the video webcast.

Conference Call Date: Monday, October 27, 2003 Time: 7:30 a.m. PST (10:30 a.m. EST) Phone Number (800) 884-5695 Access Code: 68513654	Webcast Date: Monday, October 27, 2003 Time: 7:30 a.m. PST (10:30 a.m. EST) Webcast URL: www.commercialcapital.com Real Media or Windows Media player required

Replay information: for those who are unable to participate in the call or webcast, an archive of the webcast will be available on the Company’s site at www.commercialcapital.com beginning approximately 2 hours following the end of the call. The archive will be available until December 7, 2003.

It is recommended that participants dial into the call, or log in to the webcast, approximately 5 to 10 minutes prior to the event.

This press release and aforementioned webcast may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

(1)	Per-share data have been adjusted to reflect the 3-for-2 stock split completed on September 29, 2003.

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COMMERCIAL CAPITAL BANCORP, INC. UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (Dollars in Thousands, except per share data)

	SEPT. 30, 2003	SEPT. 30, 2002

ASSETS

Cash and Bank Accounts	$8,347	$2,763
Fed Funds	20,500	26,000
Securities
MBS - Held To Maturity	—	2,048
MBS - Available For Sale	448,859	236,115
Other Investments - Available For Sale	101	101

Total Securities	448,960	238,264
FHLB Stock	35,395	10,832
Loans Held for Investment
Single Family	2,754	4,425
Multifamily	764,996	341,555
Commercial Real Estate	83,687	49,152

Total Real Estate Loans	851,437	395,132
Business Loans	2,773	4,714
Business & Consumer Lines of Credit	7,578	8,864
Consumer Loans	46	58

Total Loans	861,834	408,768
Premiums on Loans Purchased	88	186
Unearned Net Loan Fees and Discounts	(896)	(119)
Allowance for Loan Losses	(3,938)	(2,358)

Total Loans Held for Investment, Net	857,088	406,477
Loans Held for Sale	26,514	40,914
Fixed Assets - net	1,400	915
Foreclosed Assets	—	—
Accrued Interest Receivable	5,514	3,189
Goodwill	13,035	13,035
Other Assets	32,835	10,570

TOTAL ASSETS	$1,449,588	$752,959

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits
Demand Deposit	$9,685	$8,048
Money Market	312,501	152,317
Savings	2,365	1,760

Total Transaction Deposits	324,551	162,125
Retail Time Deposits	183,742	147,906
Broker Time Deposits	58,117	18,042

Total Time Deposits	241,859	165,948

Total Deposits	566,410	328,073
Borrowings
FHLB Advances	686,562	213,432
Securities Sold Under Agreements to Repurchase	—	99,445
Trust Preferred Securities	42,500	35,000
Warehouse Lines of Credit	26,512	33,057

Total Borrowings	755,574	380,934
Other Liabilities	31,502	5,963

TOTAL LIABILITIES	1,353,486	714,970

STOCKHOLDERS’ EQUITY	96,102	37,989

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,449,588	$752,959

Operating Data
Performance Ratios and Other Data:	SEPT. 30, 2003	SEPT. 30, 2002

Equity to assets at end of period	6.63%	5.05%
Tangible equity to assets at end of period	5.73	3.31
Nonperforming assets	$175	$—
Nonperforming assets to total assets	0.01%	NM
Net charge-offs	64	—
Allowance for loan losses to total loans held for investment
at end of period	0.46%	0.58%
Allowance for loan losses to nonperforming assets	2250%	NM

Per Share Data
Common shares outstanding at end of period (1)	22,394,899	13,447,302
Book value per share (1)	$4.29	$2.83
Tangible book value per share (1)	3.71	1.86

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 30, 2003.

NM - Not meaningful data 9/15

COMMERCIAL CAPITAL BANCORP, INC. UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in Thousands, except per share data)

	THREE MONTHS ENDED
	SEPT. 30, 2003	SEPT. 30, 2002

Interest Income
Real Estate Loans	$11,293	$6,551
Other Loans	132	180
Investments	5,635	3,988

Total Interest Income	17,060	10,719
Interest Expense
Deposits	2,676	2,119
FHLB Advances	2,941	1,674
Repurchase Agreements	76	528
Trust Preferred Securities	438	513
Warehouse Line Advances	121	252

Total Interest Expense	6,252	5,086

Net Interest Income	10,808	5,633
Provision for Loan Losses	—	437

Net Interest Income after Provision for Loan Losses	10,808	5,196
Noninterest Income
Gain on Sale of Loans	198	1,096
Mortgage Banking Fees	244	127
Banking and Servicing Fees	335	109
Trust Fees	88	52
Bank-owned Life Insurance Income	213	85
Securities Brokerage Fees	13	464
Gain on Sale of Securities	395	574

Total Noninterest Income	1,486	2,507

Noninterest Expenses
Compensation and Benefits	2,019	1,589
Severance	—	—
Non-Cash Stock Compensation	—	35
Occupancy	247	190
General Operating	1,121	1,061

Total G&A Expenses	3,387	2,875
Early Extinguishment of Debt	320	508

Total Noninterest Expenses	3,707	3,383

Income Before Taxes	8,587	4,320
Income Tax Expense	3,230	1,696

Net Income	$5,357	$2,624

Operating Data	THREE MONTHS ENDED
Performance Ratios and Other Data:	SEPT. 30, 2003	SEPT. 30, 2002

Earnings per share - Basic(1)	$0.24	$0.20
Earnings per share - Diluted(1)	0.23	0.18
Weighted average shares outstanding — Basic(1)	22,206,876	13,447,302
Weighted average shares outstanding — Diluted(1)	23,677,477	14,489,200
Return on average assets	1.58%	1.45%
Return on average stockholders’ equity	23.84	29.19
Return on average tangible stockholders’ equity	27.89	45.77
Interest rate spread	3.26	3.22
Net interest margin	3.32	3.26
Efficiency ratio	27.55	35.32
G&A to average assets	1.00	1.59
Effective tax rate	37.61	39.26
Total loan originations	$331,384	$189,290
Core loan originations	243,415	170,414
Broker/conduit originations	87,969	18,876
Core loan originations retained	221,799	87,123
Percent of core loan originations retained	91%	51%

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 30, 2003.

10/15

COMMERCIAL CAPITAL BANCORP, INC. UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in Thousands, except per share data)

	NINE MONTHS ENDED
	SEPT. 30, 2003	SEPT. 30, 2002

Interest Income
Real Estate Loans	$29,855	$17,115
Other Loans	430	536
Investments	16,464	9,510

Total Interest Income	46,749	27,161
Interest Expense
Deposits	7,219	4,516
FHLB Advances	7,613	4,345
Repurchase Agreements	929	1,457
Trust Preferred Securities	1,342	1,291
Warehouse Line Advances	775	904

Total Interest Expense	17,878	12,513

Net Interest Income	28,871	14,648
Provision for Loan Losses	1,286	1,251

Net Interest Income after Provision for Loan Losses	27,585	13,397
Noninterest Income
Gain on Sale of Loans	1,744	2,982
Mortgage Banking Fees	604	386
Banking and Servicing Fees	913	244
Trust Fees	279	136
Bank-owned life insurance income	465	158
Securities Brokerage Fees	171	464
Gain on Sale of Securities	3,559	630

Total Noninterest Income	7,735	5,000

Noninterest Expenses
Compensation and Benefits	5,650	3,704
Severance	671	—
Non-Cash Stock Compensation	353	104
Occupancy	653	483
General Operating	3,256	2,616

Total G&A Expenses	10,583	6,907
Early Extinguishment of Debt	1,243	508

Total Noninterest Expenses	11,826	7,415

Income Before Taxes	23,494	10,982
Income Tax Expense	9,223	4,481

Net Income	$14,271	$6,501

Operating Data	NINE MONTHS ENDED
Performance Ratios and Other Data:	SEPT. 30, 2003	SEPT. 30, 2002

Earnings per share - Basic(1)	$0.65	$0.48
Earnings per share - Diluted(1)	0.62	0.45
Weighted average shares outstanding — Basic(1)	21,848,277	13,416,709
Weighted average shares outstanding — Diluted(1)	23,107,822	14,293,764
Return on average assets	1.58%	1.46%
Return on average stockholders’ equity	21.88	27.08
Return on average tangible stockholders’ equity	25.74	45.65
Interest rate spread	3.22	3.32
Net interest margin	3.33	3.43
Efficiency ratio	28.91	35.15
G&A to average assets	1.17	1.55
Effective tax rate	39.26	40.80
Total loan originations	$805,463	$560,487
Core loan originations	684,298	496,829
Broker/conduit originations	121,165	63,658
Core loan originations retained	510,720	256,087
Percent of core loan originations retained	75%	52%

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 30, 2003.

11/15

COMMERCIAL CAPITAL BANCORP, INC. UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (Dollars in Thousands, except per share data)

	SEPT. 30, 2003	JUNE 30, 2003	MAR. 31, 2003	DEC. 31, 2002	SEPT. 30, 2002

ASSETS

Cash and Bank Accounts	$8,347	$2,218	$3,680	$3,408	$2,763
Fed Funds	20,500	—	18,400	—	26,000
Securities
MBS - Held To Maturity	—	—	2,036	2,042	2,048
MBS - Available For Sale	448,859	581,106	444,754	307,932	236,115
Other Investments - Available For Sale	101	101	101	100	101

Total Securities	448,960	581,207	446,891	310,074	238,264
FHLB Stock	35,395	30,282	22,272	15,701	10,832
Loans Held for Investment
Single Family	2,754	3,239	3,855	4,134	4,425
Multifamily	764,996	610,202	496,627	399,928	341,555
Commercial Real Estate	83,687	78,620	65,630	57,858	49,152

Total Real Estate Loans	851,437	692,061	566,112	461,920	395,132
Business Loans	2,773	3,094	4,221	4,531	4,714
Business & Consumer Lines of Credit	7,578	6,185	5,986	5,386	8,864
Consumer Loans	46	79	61	129	58

Total Loans	861,834	701,419	576,380	471,966	408,768
Premiums on Loans Purchased	88	115	142	167	186
Unearned Net Loan Fees and Discounts	(896)	(577)	(353)	(231)	(119)
Allowance for Loan Losses	(3,938)	(4,002)	(3,325)	(2,716)	(2,358)

Total Loans Held for Investment, Net	857,088	696,955	572,844	469,186	406,477
Loans Held for Sale	26,514	54,890	76,994	18,338	40,914
Fixed Assets - net	1,400	1,023	933	976	915
Foreclosed Assets	—	—	—	—	—
Accrued Interest Receivable	5,514	5,622	4,612	3,543	3,189
Goodwill	13,035	13,035	13,035	13,035	13,035
Other Assets	32,835	26,589	13,218	15,208	10,570

TOTAL ASSETS	$1,449,588	$1,411,821	$1,172,879	$849,469	$752,959

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits
Demand Deposit	$9,685	$9,916	$8,661	$6,905	$8,048
Money Market	312,501	278,542	222,192	176,194	152,317
Savings	2,365	3,553	3,942	2,109	1,760

Total Transaction Deposits	324,551	292,011	234,795	185,208	162,125
Retail Time Deposits	183,742	189,433	135,198	109,029	147,906
Broker Time Deposits	58,117	48,123	38,052	18,042	18,042

Total Time Deposits	241,859	237,556	173,250	127,071	165,948

Total Deposits	566,410	529,567	408,045	312,279	328,073
Borrowings
FHLB Advances	686,562	606,733	408,097	289,139	213,432
Securities Sold Under Agreements to Repurchase	—	68,840	134,488	110,993	99,445
Trust Preferred Securities	42,500	35,000	35,000	35,000	35,000
Warehouse Lines of Credit	26,512	54,967	71,098	16,866	33,057

Total Borrowings	755,574	765,540	648,683	451,998	380,934
Other Liabilities	31,502	25,368	31,366	7,589	5,963

TOTAL LIABILITIES	1,353,486	1,320,475	1,088,094	771,866	714,970

STOCKHOLDERS’ EQUITY	96,102	91,346	84,785	77,603	37,989

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,449,588	$1,411,821	$1,172,879	$849,469	$752,959

Operating Data
Performance Ratios and Other Data:	SEPT. 30, 2003	JUNE 30, 2003	MAR. 31, 2003	DEC. 31, 2002	SEPT. 30, 2002

Equity to assets at end of period	6.63%	6.47%	7.23%	9.14%	5.05%
Tangible equity to assets at end of period	5.73	5.55	6.12	7.60	3.31
Nonperforming assets	$175	$205	$225	$—	$—
Nonperforming assets to total assets	0.01%	0.01%	0.02%	NM	NM
Net charge-offs	64	—	—	—	—
Allowance for loan losses to total loans held for
investment at end of period	0.46%	0.57%	0.58%	0.58%	0.58%
Allowance for loan losses to nonperforming assets	2250%	1952%	1478%	NM	NM

Per Share Data
Common shares outstanding at end of period (1)	22,394,899	21,956,796	21,532,287	20,968,287	13,447,302
Book value per share (1)	$4.29	$4.16	$3.94	$3.70	$2.83
Tangible book value per share (1)	3.71	3.57	3.33	3.08	1.86

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 30, 2003.

NM - Not meaningful data 12/15

COMMERCIAL CAPITAL BANCORP, INC. UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in Thousands, except per share data)

	THREE MONTHS ENDED
	SEPT. 30, 2003	JUNE 30, 2003	MAR. 31, 2003	DEC. 31, 2002	SEPT. 30, 2002

Interest Income
Real Estate Loans	$11,293	$10,154	$8,408	$7,389	$6,551
Other Loans	132	155	143	211	180
Investments	5,635	5,989	4,840	3,806	3,988

Total Interest Income	17,060	16,298	13,391	11,406	10,719
Interest Expense
Deposits	2,676	2,540	2,003	2,135	2,119
FHLB Advances	2,941	2,557	2,115	1,817	1,674
Repurchase Agreements	76	384	469	459	528
Trust Preferred Securities	438	448	456	503	513
Warehouse Line Advances	121	370	284	222	252

Total Interest Expense	6,252	6,299	5,327	5,136	5,086

Net Interest Income	10,808	9,999	8,064	6,270	5,633
Provision for Loan Losses	—	677	609	358	437

Net Interest Income after Provision for Loan Losses	10,808	9,322	7,455	5,912	5,196
Noninterest Income
Gain on Sale of Loans	198	571	975	1,595	1,096
Mortgage Banking Fees	244	285	75	53	127
Banking and Servicing Fees	335	383	195	159	109
Trust Fees	88	96	95	62	52
Bank-owned life insurance income	213	145	107	157	85
Securities Brokerage Fees	13	37	121	193	464
Gain on Sale of Securities	395	1,517	1,647	396	574

Total Noninterest Income	1,486	3,034	3,215	2,615	2,507

Noninterest Expenses
Compensation and Benefits	2,019	2,127	1,504	1,583	1,589
Severance	—	241	430	—	—
Non-Cash Stock Compensation	—	145	208	35	35
Occupancy	247	205	201	199	190
General Operating	1,121	1,085	1,050	904	1,061

Total G&A Expenses	3,387	3,803	3,393	2,721	2,875
Early Extinguishment of Debt	320	771	152	395	508

Total Noninterest Expenses	3,707	4,574	3,545	3,116	3,383

Income Before Taxes	8,587	7,782	7,125	5,411	4,320
Income Tax Expense	3,230	3,107	2,886	2,202	1,696

Net Income	$5,357	$4,675	$4,239	$3,209	$2,624

Operating Data	THREE MONTHS ENDED
Performance Ratios and Other Data:	SEPT. 30, 2003	JUNE 30, 2003	MAR. 31, 2003	DEC. 31, 2002	SEPT. 30, 2002

Earnings per share - Basic(1)	$0.24	$0.21	$0.20	$0.22	$0.20
Earnings per share - Diluted(1)	0.23	0.20	0.19	0.21	0.18
Weighted average shares outstanding — Basic(1)	22,206,876	21,848,268	21,481,719	14,435,598	13,447,302
Weighted average shares outstanding — Diluted(1)	23,677,477	23,153,719	22,484,301	15,464,916	14,489,200
Return on average assets	1.58%	1.48%	1.70%	1.59%	1.45%
Return on average stockholders’ equity	23.84	21.08	20.60	29.03	29.19
Return on average tangible stockholders’ equity	27.89	24.70	24.48	41.16	45.77
Interest rate spread	3.26	3.17	3.23	3.22	3.22
Net interest margin	3.32	3.29	3.39	3.27	3.26
Efficiency ratio	27.55	29.18	30.08	30.62	35.32
G&A to average assets	1.00	1.21	1.36	1.35	1.59
Effective tax rate	37.61	39.93	40.51	40.69	39.26
Total loan originations	$331,384	$207,128	$266,951	$200,258	$189,290
Core loan originations	243,415	183,686	257,197	191,930	170,414
Broker/conduit originations	87,969	23,442	9,754	8,328	18,876
Core loan originations retained	221,799	157,803	131,118	82,530	87,123
Percent of core loan originations retained	91%	86%	51%	43%	51%

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 30, 2003.

13/15

Average Balances, Net Interest Income, Yields Earned and Rates Paid

	Three Months Ended September 30,

	2003			2002

	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

	(Dollars in thousand)
Interest-earning assets:
Total loans(1)	$780,855	$11,425	5.85%	$412,128	$6,731	6.53%
Securities(2)	478,124	5,273	4.41	261,292	3,818	5.84
FHLB stock	32,749	345	4.21	10,311	155	6.01
Cash and cash equivalents(3)	11,300	17	0.60	7,234	15	0.83

Total interest earning assets	1,303,028	17,060	5.24	690,965	10,719	6.21
Noninterest earning assets	52,240			30,788

Total assets	$1,355,268			$721,753

Interest-bearing liabilities:
Deposits:
Transaction accounts(4)	$300,680	1,569	2.07	$117,749	931	3.14
Certificates of deposits	244,216	1,107	1.80	180,437	1,188	2.61

Total deposits	544,896	2,676	1.95	298,186	2,119	2.82
Securities sold under agreements to repurchase	26,911	76	1.12	113,917	528	1.84
FHLB advances	623,385	2,941	1.87	197,903	1,674	3.36
Warehouse line of credit	22,421	121	2.14	30,674	252	3.26
Trust preferred securities	35,500	438	4.89	35,000	513	5.82

Total interest-bearing liabilities	1,253,113	6,252	1.98	675,680	5,086	2.99

Noninterest-bearing deposits	8,756			5,350
Other noninterest-bearing liabilities	3,527			4,764

Total liabilities	1,265,396			685,794
Stockholders’ equity	89,872			35,959

Total liabilities and stockholders’ equity	$1,355,268			$721,753

Net interest-earning assets	$49,915			$15,285

Net interest income/interest rate spread		$10,808	3.26%		$5,633	3.22%

Net interest margin			3.32%			3.26%

(1)	The average balance of loans receivable includes loans for sale and is presented without reduction for the allowance for loan losses.

(2)	Consists of mortgage-backed securities and U.S. government securities which are classified as held-to-maturity and available-for-sale, excluding gains or losses on securities classified as available-for-sale.

(3)	Consists of cash and due from banks, restricted cash and federal funds sold.

(4)	Consists of savings, NOW and money market accounts.

14/15

Average Balances, Net Interest Income, Yields Earned and Rates Paid

	Nine Months Ended September 30,

	2003			2002

	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

	(Dollars in thousand)
Interest-earning assets:
Total loans(1)	$674,318	$30,285	5.99%	$352,676	$17,651	6.67%
Securities(2)	448,365	15,570	4.63	201,760	9,073	6.00
FHLB stock	25,415	858	4.50	9,219	385	5.57
Cash and cash equivalents(3)	8,221	36	0.58	6,382	52	1.09

Total interest earning assets	1,156,319	46,749	5.39	570,037	27,161	6.35
Noninterest earning assets	47,583			24,406

Total assets	$1,203,902			$594,443

Interest-bearing liabilities:
Deposits:
Transaction accounts(4)	$254,133	4,281	2.25	$55,420	1,268	3.06
Certificates of deposits	194,622	2,938	2.02	158,925	3,248	2.73

Total deposits	448,755	7,219	2.15	214,345	4,516	2.82
Securities sold under agreements to repurchase	95,153	929	1.31	104,130	1,457	1.87
FHLB advances	481,973	7,613	2.11	164,792	4,345	3.53
Warehouse line of credit	40,767	775	2.54	40,438	904	2.99
Trust preferred securities	35,167	1,342	5.10	28,961	1,291	5.96

Total interest-bearing liabilities	1,101,815	17,878	2.17	552,666	12,513	3.03

Noninterest-bearing deposits	7,916			5,948
Other noninterest-bearing liabilities	7,203			3,820

Total liabilities	1,116,934			562,434
Stockholders’ equity	86,968			32,009

Total liabilities and stockholders’ equity	$1,203,902			$594,443

Net interest-earning assets	$54,505			$17,371

Net interest income/interest rate spread		$28,871	3.22%		$14,648	3.32%

Net interest margin			3.33%			3.43%

(1)	The average balance of loans receivable includes loans for sale and is presented without reduction for the allowance for loan losses.

(2)	Consists of mortgage-backed securities and U.S. government securities which are classified as held-to-maturity and available-for-sale, excluding gains or losses on securities classified as available-for-sale.

(3)	Consists of cash and due from banks, restricted cash and federal funds sold.

(4)	Consists of savings, NOW and money market accounts.

15/15